Exhibit 5.1

[LETTERHEAD OF CLEARY GOTTLIEB STEEN & HAMILTON LLP]

May 12, 2006

Intcomex, Inc.

9835 NW 14th Street

Miami, Florida 33172

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Intcomex, Inc., a Delaware corporation (the “Company”), Software Brokers of America, Inc., a Florida corporation (“SBA”), Intcomex Holdings, LLC, a Delaware limited liability company (“Intcomex Holdings”), and Intcomex Holdings SPC-I, LLC, a Delaware limited liability company (“Intcomex Holdings SPC-I” and, together with SBA and Intcomex Holdings, the “Guarantors” and, together with the Company, the “Registrants”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), in respect of the Company’s 11 3/4% Second Priority Senior Secured Notes due 2011 (the “Exchange Notes”) being issued in exchange for the Company’s 11 3/4% Second Priority Senior Secured Notes due 2011 originally issued on August 25, 2005 (the “Initial Notes”). The Exchange Notes will be issued under an Indenture (the “Indenture”), dated as of August 25, 2005, among the Registrants and The Bank of New York in its capacity as trustee (the “Trustee”). The Indenture includes the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

Intcomex, Inc., p. 2

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement; and

(b)	an executed copy of the Indenture, including the certificated form of the Exchange Notes.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company, Intcomex Holdings and Intcomex Holdings SPC-I (together, the “Companies”) and such other instruments and other certificates of public officials, officers and representatives of the Companies and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form included in the Indenture, have been duly executed, authenticated and delivered in accordance with the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Initial Notes, (a) the Exchange Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture and (b) the Guarantees set forth in the Indenture will be the valid, binding and enforceable obligations of the Guarantors, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any Registrant, (a) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to any of the Companies) and (b) such opinions are subject to applicable bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinions are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware.

Intcomex, Inc., p. 3

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Gamal M. Abouali
Gamal M. Abouali, a Partner